News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Tupperware Brands Corporation Appoints Chris O'Leary Interim CEO

Tricia Stitzel Steps Down as Chairman and CEO Effective Immediately
Board of Directors Commences Search for Permanent Successor

ORLANDO, FL., November 12, 2019 -- (NYSE: TUP) Tupperware Brands Corporation (the "Company") today announced that its Board of Directors has appointed Christopher D. O'Leary, an independent director of Tupperware, as Interim Chief Executive Officer, effective immediately. This appointment follows Tricia Stitzel's decision to step down as Chairman and CEO of Tupperware, and as a director of the Company. Susan M. Cameron, Lead Director of the Board, was named Non-Executive Chairman. Tupperware's Board has commenced a search for a permanent CEO, and has engaged Heidrick & Struggles, a leading executive search firm, to identify and evaluate qualified candidates.

"Chris has been an incisive and thoughtful contributor to the Board, and we are grateful that he has agreed to step into this role at an important time in Tupperware's transformation," said Ms. Cameron. "With more than 37 years of operational and leadership experience at global consumer product companies, we are confident Chris has the right depth of experience, proven track record, and sense of urgency to be an impactful interim CEO as we continue to work to improve the trajectory of our business."

Ms. Cameron continued, "I want to thank Tricia for her contributions to Tupperware as CEO, including her passion and drive in developing and launching the global growth strategy to transform the business through digital change and consumer focus, her successful efforts to recruit experienced global leaders, and her strong commitment to empowering women through economic opportunities. We wish her the very best in the future."

Mr. O'Leary said, "I approach this interim role with a true sense of purpose. I recognize that this is a crucial time for the Company and its ongoing transformation efforts, and am committed to working closely with the Board and strong management team to create a more efficient and profitable Tupperware. During my tenure as a director, I have developed a strong understanding of Tupperware's strengths and opportunities. Although we continue to navigate a challenging global environment, there are further actions we can take to improve our agility, contain costs and be a more competitive global business. Over the longer-term, I believe firmly in the potential of Tupperware's renowned brand, strong global presence, and dedicated sales force to deliver sustainable value."

"It has been an honor to lead a Company known around the world for helping women gain the confidence they need to enrich their lives," said Ms. Stitzel. "I have been fortunate to be part of the Tupperware community for the past 22 years, and am confident that Tupperware will be a beloved brand for many years to come."

About Chris O'Leary

Mr. O'Leary has served as an independent director of the Tupperware Board since January 2019. He is the former Executive Vice President and Chief Operating Officer, International, for General Mills, Inc. He previously spent 16 years at PepsiCo, Inc., where he held numerous roles, culminating in serving as Chief Executive Officer and President of Hostess, Frito-Lay, Inc. O'Leary currently serves as a partner at Twin Ridge Capital, a private investment firm. O'Leary previously served on the board of Newell Rubbermaid Inc., now Newell Brands Inc., a leading global consumer goods company with a strong portfolio of well-known brands, and currently serves as a Non-Executive Director of Telephone and Data Systems, Inc. and CARE, Inc. (a global nonprofit organization). He holds a Bachelor of Business Administration in marketing from Pace University and a Master of Business Administration from New York University.

About Tupperware Brands

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

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